CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-226795 on Form S-3 and Registration Statement No. 333-227722 on Form S-8 of our report dated February 27, 2019, relating to the combined financial statements of the Karnes County Business (the “Predecessor”) as of December 31, 2017 and for the period from January 1, 2018 to July 30, 2018 and for the years ended December 31, 2017 and 2016 (which report expresses an unqualified opinion and includes an emphasis-of-matter paragraph relating to the allocations of certain costs in the combined financial statements) appearing in this Annual Report on Form 10-K of Magnolia Oil & Gas Corporation for the year ended December 31, 2018.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
February 27, 2019